UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
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CEDAR FAIR, L.P.

(Name of Registrant as Specified in Its Charter)

Q FUNDING III, L.P.
Q4 FUNDING, L.P.
PRUFROCK ONSHORE, L.P.
J ALFRED ONSHORE, LLC
STAR SPANGLED SPROCKETS, L.P.
EXCALIBUR DOMESTIC, LLC
GEOFFREY RAYNOR

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    The following statements have been made to the press on behalf of Q Funding III, L.P. and Q4 Funding, L.P.:

"Fifty percent of all shares - it's a tremendous task."

"The funds' officers want sound corporate governance at Cedar Fair and believe the company needs an independent chairman who can hold the CEO accountable."

"The company has made a lot of mistakes, in our view.  We think it's because there has been too much concentrated power at the top."

"We're not looking to run the company and we don't want to be accused of trying to run this company.  By not being on the board, that argument is off the table."

An independent chairman "is especially important now because the company is in the midst of hiring a new CEO.  We believe if Dick Kinzel remains Chairman, he will handpick a candidate to his personal liking and the board would just go along as it has done so many times in the past with many of his bad ideas.  An independent chairman will examine the succession independently and not be biased.  Additionally, this company may not attract the best candidate without an independent chairman given the current chairman's testy dispute with Jack Falfas, the previous No. 2 executive officer, over how his tenure came to an end."

 "We have held numerous companies for a number of years. If we were truly short-term holders, we would have sold out when Dick tried to sell the company to Apollo for $11.50.  Instead, we chose to decline the 'take our money and run' approach and stick with this company because we knew what it could be worth in the long term.  It appears to us that it is company management who wanted to sell out last fall, and they are the ones with the short-term focus."

"We believe the company can afford a $1 distribution right now because the last time that the company had similar earnings in 2007, it was making a $1.92 distribution.  Even with a $1 distribution, the company still would generate approximately $50 million of free cash flow in a normalized environment that it could use to pay down debt."